FOR IMMEDIATE RELEASE                                Contact: Michael P. Donovan
---------------------                                mdonovan@HealthExtras.com
                                                     -------------------------



      WELLMARK BLUE CROSS AND BLUE SHIELD OF IOWA HAS SELECTED CATALYST RX TO PROVIDE PHARMACY BENEFIT MANAGEMENT SERVICES EFFECTIVE JULY 1, 2006

           FOUR-YEAR AGREEMENT TO COVER MORE THAN 1.3 MILLION MEMBERS

Rockville, MD, JANUARY 3, 2006 - HEALTHEXTRAS, INC. (NASDAQ: HLEX) - HealthExtras announced today that its PBM division, Catalyst Rx, was selected by Wellmark to provide pharmacy benefit management services beginning July 1, 2006. Wellmark does business as Wellmark Blue Cross and Blue Shield of Iowa and its subsidiaries, include Wellmark Blue Cross and Blue Shield of South Dakota and Wellmark Health Plan of Iowa, Inc. Wellmark Blue Cross and Blue Shield is an independent licensee of the Blue Cross and Blue Shield Association. Catalyst Rx will administer comprehensive pharmacy benefit programs for more than 1.3 million members. The awarding of the business to Catalyst Rx was made pursuant to a competitive selection process and is subject to final contract execution.

 "Wellmark's selection of Catalyst Rx reflects continued success in our efforts to provide clients with both heightened performance accountability and innovative solutions to managing prescription benefits," said David Blair, Chief Executive Officer of HealthExtras. "We look forward to working with Wellmark on a collaborative basis to deliver local market focused management of prescription benefits. Our commitment to a significant clinical and account management center in Iowa will be a key driver for these program initiatives."

HealthExtras will provide an update to its preliminary 2006 financial guidance in conjunction with its next quarterly conference call now scheduled for January 25, 2006. During that call the Company will discuss the financial impact of the Wellmark contract including the timing and extent of anticipated upfront implementation and transition expenses as well as post-implementation revenue and earnings contributions for the balance of 2006.

About HealthExtras (www.healthextras.com)
                    --------------------

HealthExtras, Inc. is a full-service pharmacy management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company's integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.


THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION. THE FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE SIGNIFICANTLY IMPACTED BY CERTAIN RISKS AND UNCERTAINTIES DESCRIBED IN HEALTHEXTRAS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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